Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in HighPeak Energy, Inc.'s combined Registration Statement on Form S-4 and on Form S-1 (No. 333-235313) and HighPeak Energy, Inc.'s Current Report on Form 8-K of our report dated May 13, 2020, relating to the financial statements of HighPeak Energy, LP as of December 31, 2019 and 2018, and each of the three years in the period ended December 31, 2019, appearing in this Current Report on Form 8-K of HighPeak Energy, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

August 27, 2020